Exhibit 99.1

For Additional Information:
CytRx Corporation:	CEOcast, Inc.
Ed Umali (eumali@cytrx.com)	Investor Contacts:
Director of Corporate Communications	Kevin Theiss (ktheiss@ceocast.com)
(310) 826-5648, ext. 309	(212) 732-4300
CYTRX REPORTS THIRD QUARTER FINANCIAL RESULTS
LOS ANGELES (November 13, 2006) — CytRx Corporation (Nasdaq: CYTR), a biopharmaceutical company engaged in the development and commercialization of human therapeutics, today reported financial results for the three months and nine months ended September 30, 2006.
“The past several months have been highly productive at CytRx. Importantly, as announced in September, we met the primary endpoints of safety and tolerability in our Phase IIa clinical trial with our lead molecular chaperone compound arimoclomol for the treatment of ALS, also known as Lou Gerhig’s disease,” said Steven A Kriegsman, President and CEO of CytRx. “We also enhanced our cash position through a non-dilutive $24.5 million royalty agreement with the privately-funded ALS Charitable Remainder Trust. It is gratifying to enter into this novel transaction in which we received resources to support our continued development of arimoclomol in return for a royalty of one-percent of our potential worldwide arimoclomol sales. Notably, the beneficiary of the ALS Charitable Remainder Trust is The Greater Los Angeles chapter of The ALS Association, which shares our commitment for treating patients with this life-threatening disease.
“We are making headway toward our plan to initiate a Phase IIb clinical trial with arimoclomol in ALS in the third quarter of 2007, subject to U.S. Food and Drug Administration (FDA) approval. Given the life-threatening nature of this disease and the lack of viable treatment options, we believe that positive safety and efficacy results from the Phase IIb trial could be sufficient for arimoclomol product registration in this indication,” he added.
“We also continue to make progress with our RNAi technology platform with programs aimed toward addressing major diseases, including type 2 diabetes and obesity,” said Mr. Kriegsman. “RNAi is a technology that has received significant recent scientific and media interest, and we believe CytRx is at the forefront of this technology. We are advised by world class scientists in the field of RNAi drug development, including Craig C. Mello, Ph.D., who this year was named co-winner of the Nobel Prize in medicine for the discovery of RNAi.”
Review of Financial Results
For the third quarter of 2006, CytRx reported a net loss of $3.0 million, or $0.04 per share, compared with a net loss of $3.5 million, or $0.06 per share, for the third quarter of 2005. Revenue for the three months ended September 30, 2006 was $776,000 and consisted primarily of service revenue from the research and development aspects of the royalty transaction with the ALS Charitable Remainder Trust. CytRx will continue to recognize the balance of the deferred revenue recorded from the royalty transaction with the ALS Charitable Remainder Trust on a proportional performance basis. Revenue for the three months ended September 30, 2005 was $10,000 and consisted entirely of license fees paid for CytRx’s TranzFect vaccine adjuvant technology. Potential revenues from all future license fees under pre-existing agreements are dependent upon successful development milestones being achieved by the licensee.
Research and development expenses were $1.1 million for the third quarter of 2006, compared with $2.0 million for the third quarter of 2005. This decrease was due primarily to the completion of the Phase IIa clinical trial for arimoclomol in the third quarter of 2006 in contrast to the higher expenses associated with the initiation of the Phase IIa clinical trial in 2005. General and administrative expenses were $2.3 million for the third quarter of 2006, compared with $1.5 million a year earlier. The higher level of general and administrative expenses incurred in the third quarter of 2006 resulted primarily from increased salary and benefit expenses of $530,000 and professional fees of $330,000. On January 1, 2006, CytRx adopted Statement of Financial Accounting Standards No. 123(R) (SFAS 123(R)), “Share-Based Payment.” As a result, CytRx recorded approximately $379,000 in stock-based compensation expense for the third quarter of 2006. Results for the third quarter of 2005 do not include SFAS 123(R) compensation expenses.
CytRx reported a net loss for the nine months ended September 30, 2006 of $12.6 million, or $0.19 per share, compared with a net loss of $11.5 million, or $0.20 per share, for the nine months ended September 30, 2005. Revenue for the first nine months of 2006 was $837,000 and consisted primarily of revenue recorded from the royalty transaction with CytRx’s ALS Charitable Remainder Trust, while revenue of $11,500 for the first nine months of 2005 consisted entirely of license fees paid with respect to CytRx’s TranzFect vaccine adjuvant technology. The Company recorded approximately $1.1 million in stock-based compensation expense for the first nine months of 2006.
As of September 30, 2006, cash, cash equivalents and short-term investments totaled $33.7 million, compared with $8.3 million as of December 31, 2005. The increase reflects net proceeds of approximately $12.4 million from the private sale of common stock and warrants to a group of institutional investors in March 2006 and $24.5 million from the privately-funded ALS Charitable Remainder Trust for a one-percent royalty interest in worldwide sales of arimoclomol for ALS. Working capital was $31.5 million as of September 30, 2006, as compared with $6.3 as of December 31, 2005.
Third quarter 2006 and recent highlights:
•	In September:
•	CytRx announced that arimoclomol met the primary endpoints of safety and tolerability in its Phase IIa trial in patients with ALS. In addition, CytRx announced that the Phase IIa trial results demonstrated that arimoclomol crossed the “blood:brain barrier,” and indicated a non-statistically-significant trend of improvement in functional capacity as measured by the Revised ALS Functional Ration Scale in the arimoclomol high dose group as compared with untreated patients. Based on these results, CytRx plans to initiate a Phase IIb trial with arimoclomol in ALS in the third quarter of 2007, subject to FDA approval. An open label extension of the Phase IIa clinical trial remains ongoing, and CytRx expects that it will be completed in February 2007.

•	CytRx received $24.5 million in a non-dilutive agreement with the privately-funded ALS Charitable Remainder Trust to fund continued development of arimoclomol and alternatives for the treatment of ALS in return for a royalty of one percent of CytRx’s potential worldwide sales of arimoclomol for ALS. The Greater Los Angeles Chapter of The ALS Association is the beneficiary of the Trust.

•	CytRx was awarded a Small Business Innovative Research (SBIR) grant of approximately $222,000 by the National Institute of Diabetes and Digestive and Kidney Diseases, a part of the National Institutes of Heath (NIH), based on CytRx’s small molecule and structure-based drug design expertise.
•	In October:
•	CytRx presented new preclinical data demonstrating that orally-administered arimoclomol improved the functional recovery of rat motor skills damaged by stroke. This early-stage data supports the potential of arimoclomol as a therapeutic treatment in multiple clinical indications.

•	Arimoclomol was granted orphan medicinal product status for the treatment of ALS by the European Commission, providing for market exclusivity in the European Union for 10 years in the event that arimoclomol receives marketing approval, and provides for incentives such as reduced fees for protocol assistance and scientific advice.

•	Mr. Kriegsman received the Lou Gehrig Memorial Award from the Muscular Dystrophy Association, which was presented in recognition of CytRx’s dedication to finding a cure for ALS.
CytRx has presented company overviews at the following recently held investment conferences:
•	In August, Scott Wieland, Ph.D., CytRx Vice President of Clinical and Regulatory Affairs, presented at the California Stock Report’s 2006 Southern California Investor Conference.

•	In September, Mr. Kriegsman and Jack Barber, Ph.D., CytRx’s Senior Vice President of Drug Development, presented at the UBS Global Life Sciences Conference.

•	In October, Dr. Barber presented at the 2006 BIO InvestorForum.

•	Last week, Mr. Kriegsman and Dr. Barber presented at the 8th Annual Rodman & Renshaw Healthcare Conference.
About Arimoclomol
Arimoclomol is one of CytRx’s three orally-administered, small molecule compounds. This small molecule drug candidate is believed to function by stimulating a normal cellular protein repair pathway through the activation of “molecular chaperones.” Since damaged proteins called aggregates are thought to play a role in many diseases, CytRx believes that activation of molecular chaperones could have therapeutic efficacy for a broad range of diseases. The FDA has granted Fast Track designation and Orphan Drug status to arimoclomol for the treatment of ALS. Arimoclomol has also been granted orphan medicinal product status for the treatment of ALS by the European Commission.
About ALS
ALS is a progressive degeneration of the brain and spinal column nerve cells that control the muscles that allow movement. Over a period of months or years, ALS causes increasing muscle weakness, inability to control movement and problems with speaking, swallowing and breathing.

According to the ALS Survival Guide, 50% of ALS patients die within 18 months of diagnosis and 80% die within five years. More than 120,000 people are living with ALS worldwide.
About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company engaged in the development of high-value human therapeutics. The Company owns three clinical-stage compounds based on its small molecule “molecular chaperone” co-induction technology. In September 2006, the Company announced that its lead clinical-stage compound arimoclomol met the primary endpoints of safety and tolerability in its Phase IIa trial in patients with ALS. CytRx has a broad-based strategic alliance with the University of Massachusetts Medical School to develop novel compounds in the areas of ALS, obesity, type 2 diabetes and cytomegalovirus using RNAi technology. The Company has a research program with Massachusetts General Hospital, Harvard University’s teaching hospital, to use RNAi technology to develop a drug for the treatment of ALS. CytRx Drug Discovery division, located in Worcester, Massachusetts, focuses on the use of RNAi technologies to develop small molecule and RNAi therapeutics to treat obesity and type 2 diabetes. For more information, visit CytRx’s Web site at www.cytrx.com.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the risk that the results and achievements described herein related to CytRx’s clinical testing of its drug candidate arimoclomol for the treatment of amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease) may not be supported by further analysis of the Phase IIa trial data or by the results of any subsequent clinical trials; uncertainties related to the scope of the clinical testing that may be required by regulatory authorities for CytRx’s molecular chaperone co-induction drug candidates, including arimoclomol, and its other product candidates, and the outcomes of those tests; uncertainties related to the early stage of CytRx’s RNAi programs in the fields of diabetes, obesity, cytomegalovirus, and ALS; the need for future clinical testing of any small molecules and products based on RNAi that may be developed by CytRx; the significant time and expense that will be incurred in developing any of the potential commercial applications for CytRx’s small molecules or RNAi technology; and other risks and uncertainties described in CytRx’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
[Tables to Follow]

CYTRX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$33,709,677	$8,299,390
Accounts receivable	—	172,860
Prepaid compensation, current portion	—	27,813
Prepaid and other current assets	357,449	287,793

Total current assets	34,067,126	8,787,856
Equipment and furnishings, net	309,914	352,641
Molecular library, net	305,838	372,973
Prepaid insurance and other assets	395,994	425,440

Total assets	$35,078,872	$9,938,910

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$762,287	$815,626
Accrued expenses and other current liabilities	1,833,298	1,639,922

Total current liabilities	2,595,585	2,455,548
Deferred revenue	23,831,408	275,000

Total liabilities	26,426,993	2,730,548

Stockholders’ equity:
Preferred Stock, $.01 par value, 5,000,000 shares authorized, including 5,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 125,000,000 shares authorized; 70,618,000 and 59,284,000 shares issued at September 30, 2006 and December 31, 2005, respectively	70,618	59,284
Additional paid-in capital	146,315,401	131,790,932
Treasury stock, at cost (633,816 shares held at September 30, 2006 and December 31, 2005, respectively)	(2,279,238)	(2,279,238)
Accumulated deficit	(135,454,902)	(122,362,616)

Total stockholders’ equity	8,651,879	7,208,362

Total liabilities and stockholders’ equity	$35,078,872	$9,938,910

CYTRX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine-Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue:
Service revenue	$775,000	$10,000	$835,831	$10,000
License fees	1,000	—	1,000	1,500

	776,000	10,000	836,831	11,500

Expenses:
Research and development (includes $92,000 and $197,000 of non-cash stock-based compensation given to consultants for the three and nine-month periods ended September 30, 2006 and $32,000 and $122,000 of non-cash stock-based compensation given to consultants for the three and nine-month periods ended September 30, 2005, respectively)	1,129,527	1,990,963	5,517,345	6,820,952
Depreciation and amortization	53,243	58,074	192,184	158,486
General and administrative (includes $0 and $32,000 of non-cash stock-based compensation given to consultants for the three and nine-month periods ended September 30, 2006 and $26,000 and $342,000 of non-cash stock-based compensation given to consultants for the three and nine-month periods ended September 30, 2005.	2,342,426	1,493,853	7,096,254	4,765,759
Expense related to employee stock options	379,011	—	1,075,389	—

	3,904,207	3,542,890	13,881,172	11,745,197

Loss before other income	(3,128,207)	(3,532,890)	(13,044,341)	(11,733,697)
Other income:
Interest and dividend income	296,086	40,420	580,483	124,150
Minority interest in losses of subsidiary	—	—	—	81,452

Net loss before income taxes	(2,832,121)	(3,532,890)	(12,463,858)	(11,733,697)
Provision for income taxes	(140,000)	—	(140,000)	—

Net loss	$(2,972,121)	$(3,492,470)	$(12,603,858)	$(11,528,095)

Basic and diluted:
Loss per common share	$(0.04)	$(0.06)	$(0.19)	$(0.20)

Weighted average shares outstanding	67,421,958	58,190,792	67,463,477	56,367,717